Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 12, 2009, relating to the consolidated financial statements and financial statement schedule of NorthWestern Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard in 2007), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

April 22, 2009